FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FIRST QUARTER 2014 RESULTS

Sales Up 10% Sequentially; Operating Income Up 22% Year-Over-Year

CRANBURY, New Jersey – (April 28, 2014) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, today announced its financial results for the first quarter 2014.

First Quarter Results

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Net sales for the first quarter 2014 of $216 million were up 10% sequentially and 1% compared to first quarter 2013 levels. Specialty Phosphates sales increased 5% sequentially and 3% year-over-year on higher volumes from improved Mexico operations, partially offset by slightly lower prices.

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US/Canada Specialty Phosphates sales of $151 million were up 5% sequentially and flat with the prior year quarter due to poor weather conditions in January and February that affected demand and disrupted transportation networks.

•	Mexico Specialty Phosphates sales of $44 million increased 4% sequentially and 14% compared to the year ago period on higher volumes from improved operations, partially offset by lower selling prices.

•	GTSP & Other sales of $21 million more than doubled sequentially, but declined 15% year-over-year due to sharply lower selling prices that more than offset an increase in volumes.

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Diluted EPS for the first quarter 2014 was $0.64 compared to $0.55 for the first quarter 2013. Giving effect to the prior year adjustments previously disclosed, diluted EPS was $0.60 for the first quarter 2013.

Randy Gress, CEO of Innophos, commented on the results, “Overall, we are pleased with our results for the first quarter, particularly by our continued improved performance at our Mexico operation and sustained margins in our US/Canada business. 2013 enhancements and adjustments to the Coatzacoalcos facility supported greatly improved yields that will enable continued growth and profitability within our North American network and strengthening of our product mix in Latin America. While we made good progress during the quarter on our annual goals, our US/Canada results were negatively affected by the severe winter conditions which affected demand and limited our ability to ship product in the first two months of the quarter. We also experienced a higher than expected loss in our GTSP & Other business due to lower demand and selling prices than expected for the second half of the quarter. That said, we closed the quarter on a strong note in March and are seeing solid demand from our customers in April. We remain confident that we will generate improved earnings for the second quarter compared to our performance over the last five quarters and deliver on our targets for the year, which are reaffirmed.”

Segment Results – first quarter 2014 versus 2013

Specialty Phosphates

Specialty Phosphates sales were up 3% year-over-year on 4% higher volumes partially offset by a 1% drop in prices, both attributable to Mexico.

Operating income of $26 million was up $14 million year-over-year. Taking into account the $8 million of elevated cost of goods sold that was previously reported for the prior year period, operating income was up $6 million due to improved Mexico sales volumes. Operating income margin for first quarter 2014 was 13%, in line with expectations and up 730 basis points against the prior year and up 290 basis points against the adjusted prior year level.

US/Canada

Sales were flat with the prior year due to the harsh weather conditions in January and February that affected demand and limited our delivery capabilities. Unfavorable mix also contributed to a flat volume/mix comparison, as actual tons shipped increased by 2% year-over-year.

Operating income of $20 million was up $9 million year-over-year. Adjusting for the $5 million of elevated costs in the prior year quarter, operating income was up $4 million. Operating income margin was 13% for the first quarter 2014, affected as expected by higher cost Purified Phosphoric Acid (PPA) inventory and higher Merchant Grade Acid (MGA) costs caused by phosphate rock consumption variances at our supplier’s facility. Nevertheless, operating income margin was up 630 basis points from the year ago period and up 260 basis points against the adjusted prior year level.

Mexico

Mexico Specialty Phosphates sales increased 14% compared to first quarter 2013 on 18% higher volumes resulting from improved operations. However, selling prices declined 4% primarily in PPA along with a price reset on a long-term contract.

Operating income in the first quarter 2014 of $6 million was up $5 million year-over-year due to improved sales and lower costs. Adjusting for the $3 million of elevated costs in the prior year quarter, operating income was up $2 million. Operating income margin was 13% for the first quarter 2014, up 1,150 basis points from the year ago quarter and up 430 basis points against the adjusted prior year level.

GTSP & Other

GTSP & Other sales (primarily Granulated Triple Superphosphate fertilizer co-product) decreased 15% in the first quarter 2014 compared to the year ago period on 20% lower selling prices partially offset by a 5% increase in volumes. Fertilizer market prices increased 25-30% in the first six weeks of 2014, but then, contrary to our expectations, stabilized for the remainder of the quarter, remaining considerably below the year ago levels.

The first quarter 2014 operating loss of $4 million was $10 million unfavorable to the prior year quarter. Adjusting for the previously disclosed $1 million of elevated costs from reduced efficiencies and higher plant maintenance and $7 million benefit related to Mexican water duties in the prior year quarter, operating income was $4 million unfavorable to the prior year quarter due to lower selling prices. Operating income margins were (20)% for the first quarter 2014 compared to 26% for the first quarter 2013 as reported and 1% on an adjusted basis.

Recent Trends and Outlook

Specialty Phosphates volume was up 4% in the first quarter 2014 compared to the prior year due to an 18% increase in Mexico volumes resulting from improved operations. US/Canada actual tons shipped increased by 2% year-over-year despite adverse weather conditions in January and February 2014; however, unfavorable mix led to a flat volume and mix comparison. Export sales overall were up 6% year-over-year with a good recovery recorded in Latin America. At this point, we are confident in our previously announced full year 2014 target of 3-5% volume growth for Specialty Phosphates.

Specialty Phosphates operating income margins were 13% for the first quarter 2014, in line with expectations. As previously disclosed, our first quarter results were affected by higher cost PPA inventory and phosphate rock consumption variances from our MGA supplier that came out of inventory. As expected, MGA purchase prices returned to normalized levels in the first quarter 2014. At this time, we are also confident in our full year 2014 target of 14-15% operating income margins for Specialty Phosphates.

Fertilizer market prices increased 25-30% in the first six weeks of 2014, but then stabilized for the remainder of the quarter. Raw material prices have therefore rebounded as well in the first quarter 2014, with market sulfur prices increasing by nearly 50%, putting them somewhere between second and third quarter 2013 levels, and market phosphate rock prices recently reported up about 15% from fourth quarter 2013 levels. Sulfur market prices are expected to increase another 20% in the second quarter 2014 and rock prices are expected to increase moderately. Innophos has already announced selling price increases to offset the effects of these rising raw material costs.

GTSP & Other recorded a $4 million operating loss for the first quarter 2014, which was $1 million worse than our estimated $2-3 million operating loss. Demand was softer and selling prices weaker than expected for the second half of the quarter. We still expect to achieve break-even operating income in this minor segment for the second quarter 2014 based on current market selling and raw material price indications.

Net debt decreased sequentially by $18 million in the first quarter 2014 to $112 million on solid earnings and working capital reductions.

Capital Expenditures
Capital expenditures were $6 million in the first quarter, about half the previously expected 2014 run-rate for an average quarter. Our expectation for 2014 capital expenditures is now in the $35-40 million range, about $10 million below previous expectations, due solely to changes in the phasing of certain projects. We continue to focus on capacity enhancements to our US, Canada and Mexico Specialty Ingredients facilities and further improvements of Mexico’s reliability, efficiency and capability to process multiple grades of rock, consistent with the Company’s supply chain diversification strategy, and to manufacture a more diverse mix of products.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Salt Lake City, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
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Financial Tables Follow
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Bryan Armstrong/Matt Steinberg
investor.relations@innophos.com         (212) 850-5600

Conference Call Details

The conference call is scheduled for Tuesday, April 29, 2014 at 10:00 am ET and can be accessed by dialing 1-888-206-4065 (U.S.) or 1-630-827-5974 (international) and entering passcode 37157154. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on April 29 and 1:00 pm ET on May 13, 2014. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 6861213#.

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – First Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended March 31,
	2014	2013

Net sales	$216,341	$214,441
Cost of goods sold	174,409	177,407
Gross profit	41,932	37,034
Operating expenses:
Selling, general and administrative	18,973	18,356
Research & development expenses	1,015	753
Total operating expenses	19,988	19,109
Operating income	21,944	17,925
Interest expense, net	705	1,152
Foreign exchange loss (gain)	1,001	(498)
Income before income taxes	20,238	17,271
Provision for income taxes	6,053	4,868
Net income	$14,185	$12,403

Diluted Earnings Per Participating Share	$0.64	$0.55

Diluted weighted average participating shares outstanding:	22,235,994	22,326,418
Dividends paid per share of common stock	$0.40	$0.35
Dividends declared per share of common stock	$0.40	$0.35

Segment Reporting – First Quarter

The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales presented on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition principle as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three Months Ended March 31,		Net Sales
	2014	2013	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$151,010	$150,991	0.0%
Specialty Phosphates Mexico	44,489	38,916	14.3%
Total Specialty Phosphates	195,499	189,907	2.9%
GTSP & Other	20,842	24,534	(15.0)%
Total	$216,341	$214,441	0.9%

Segment Operating Income
Specialty Phosphates US & Canada	$20,213	$10,792
Specialty Phosphates Mexico	5,861	656
Total Specialty Phosphates	26,074	11,448
GTSP & Other (a)	(4,130)	6,477
Total	$21,944	$17,925

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	13.4%	7.1%
Specialty Phosphates Mexico	13.2%	1.7%
Total Specialty Phosphates	13.3%	6.0%
GTSP & Other (a)	(19.8)%	26.4%
Total	10.1%	8.4%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$5,319	$7,107
Specialty Phosphates Mexico	2,769	1,758
Total Specialty Phosphates	8,088	8,865
GTSP & Other	387	521
Total	$8,475	$9,386

(a) The three months ended March 31, 2013 includes a $7.2 million benefit to earnings related to updates to the provision for the CNA Fresh Water Claims in GTSP & Other.

Price / Volume – First Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended March 31, 2014 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(0.2)%	0.2%	0.0%
Specialty Phosphates Mexico	(4.2)%	18.5%	14.3%
Total Specialty Phosphates	(1.0)%	3.9%	2.9%
GTSP & Other	(19.9)%	4.9%	(15.0)%
Total	(3.2)%	4.1%	0.9%

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	0.0%	3.3%	3.3%
Food & Technical Grade PPA	(4.9)%	4.1%	(0.8)%
STPP & Detergent Grade PPA	(1.2)%	9.7%	8.5%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows provided from operating activities
Net income	$14,185	$12,403
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	8,475	9,386
Amortization of deferred financing charges	132	147
Deferred income tax provision	—	1,791
Share-based compensation	1,158	718
Changes in assets and liabilities:
Increase in accounts receivable	(18,642)	(15,708)
Decrease in inventories	16,398	23,261
Decrease in other current assets	5,989	8,388
Increase in accounts payable	632	9,973
Increase (decrease) in other current liabilities	3,753	(11,058)
Changes in other long-term assets and liabilities	1,388	(3,745)
Net cash provided from operating activities	33,468	35,556
Cash flows used for investing activities:
Capital expenditures	(6,133)	(7,437)
Net cash used for investing activities	(6,133)	(7,437)
Cash flows used for financing activities:
Proceeds from exercise of stock options	99	—
Long-term debt borrowings	—	3,000
Long-term debt repayments	(8,001)	(25,000)
Excess tax benefits from exercise of stock options	108	968
Common stock repurchases	(189)	(70)
Dividends paid	(8,766)	(7,641)
Net cash used for financing activities	(16,749)	(28,743)
Net change in cash	10,586	(624)
Cash and cash equivalents at beginning of period	32,755	26,815
Cash and cash equivalents at end of period	$43,341	$26,191

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$43,341	$32,755
Accounts receivable, net	107,076	88,434
Inventories	165,069	181,467
Other current assets	75,466	81,472
Total current assets	390,952	384,128
Property, plant and equipment, net	200,660	201,985
Goodwill	84,373	84,373
Intangibles and other assets, net	73,901	74,691
Total assets	$749,886	$745,177
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,001	$4,002
Accounts payable, trade and other	39,349	38,717
Other current liabilities	37,877	34,124
Total current liabilities	81,227	76,843
Long-term debt	151,007	159,007
Other long-term liabilities	47,591	45,908
Total stockholders’ equity	470,061	463,419
Total liabilities and stockholders’ equity	$749,886	$745,177

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.